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                                                                    EXHIBIT 5.1


                                August 20, 1998


HORIZON Pharmacies, Inc.
275 W. Princeton Drive
Princeton, TX  75407


     Re:  Horizon Pharmacies, Inc. (The "Company")
          Form S-3 Registration Statement
          ----------------------------------------


Gentlemen:

     We have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission (the "Commission"), for the purpose of registering under the Securities Act of 1933, as amended, an aggregate 798,588 shares (the "Shares") of the Company's common stock, $.01 par value (the "Common Stock"), to be sold by certain selling shareholders.

     Based on the foregoing, and assuming that the Registration Statement becomes and remains effective during the period when the shares are offered and sold and that all applicable securities laws are complied with, we are of the opinion that the shares of Common Stock to be issued will be legally issued, fully paid and nonassessable.

     We are members of the bar of the State of Oklahoma and do not hold ourselves out as experts on, or as generally familiar with, or qualified to express opinions under law other than the law of the State of Oklahoma, the corporation law of the State of Delaware, and the law of the United States and the opinion given herein is limited thereto.


                                       Very truly yours,


                                       PHILLIPS MCFALL MCCAFFREY MCVAY
                                            & MURRAH, P.C.